UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2012

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2012, the board of directors (the “Board”) of Orexigen Therapeutics, Inc. (the “Company”), pursuant to the Company’s bylaws, voted to (1) increase the size of the Board from eight to nine members and (2) appoint David Endicott to the Board to fill the vacancy created by the increase. Mr. Endicott was appointed as a Class III director, with an initial term expiring at the Company’s 2013 annual meeting of stockholders. This appointment by the Board was based on the recommendation of its nominating/corporate governance committee. Mr. Endicott has been determined by the Board to be independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

In connection with Mr. Endicott’s appointment to the Board, he will be entitled to receive compensation consistent with that of the Company’s other non-employee directors under the Company’s Independent Director Compensation Policy, as such policy may be amended from time to time. In accordance with the Independent Director Compensation Policy, Mr. Endicott has been granted an option to purchase 35,000 shares of the Company’s common stock and cash compensation in the amount of $35,000 per year for his service as a director.

There are no arrangements or understandings between Mr. Endicott and any other person pursuant to which he was selected to serve on the Board. There are no transactions in which the Company is a party and in which Mr. Endicott has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: November 30, 2012	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer